Exhibit 99.1-Press Release

Investor Contact:         Media Contacts:
Joseph D. Pititto         Ken Young                Mike Rosen, Bratskeir & Co.
(516) 237-6131            (516) 237-6102           (212) 679-2939 (Ext. 457)
E-mail: invest@1800flowers.com  kyoung@1800flowers.com  mrosen@bratskeir.com


1-800-FLOWERS.COM(r) Reports Fiscal 2003 Fourth Quarter and Full-Year Results:

* Fiscal fourth quarter net income rose 51.3 percent to $8.3 Million or $0.12 per diluted share compared with $5.5 million or $0.08 per diluted share in the prior year period
* Total fiscal fourth quarter revenues increased 10.4 percent to $154.8 Million
* Combined online and telephonic revenues for the quarter increased 10.8 percent to $146.4 million driven by online revenue growth of 22.9 percent to $84.1 million
* Full fiscal-year net income increased to $12.2 million or $0.18 per diluted share compared with a loss of $1.5 million or ($0.02) per share in fiscal 2002
* Full fiscal-year revenues increased 13.8 percent to $565.6 million
* Fiscal-year gross profit margin improved 160 basis points to 42.6 percent

Westbury, NY, August 6, 2003 - 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading multi-channel retailer of thoughtful gifts for all occasions, today reported revenues of $154.8 million for its fiscal fourth quarter ended June 29, 2003, representing an increase of 10.4 percent compared with revenues of $140.3 million reported in the prior year period. Gross profit margin for the quarter increased 10 basis points to 40.9 percent compared with 40.8 percent in the prior year period. As a result of the increased revenues, higher gross profit margin and improved operating expense ratio, the Company reported net income for the quarter of $8.3 million, or $0.12 per diluted share, representing an increase of 51.3 percent compared with $5.5 million or $0.08 per diluted share in the fourth quarter of fiscal 2002.

During the fourth quarter, combined online and telephonic revenues increased 10.8 percent to $146.4 million compared with $132.2 million in the prior year period. Online revenues increased 22.9 percent to $84.1 million, representing 57.5 percent of combined online and telephonic revenues compared with $68.5 million, or 51.8 percent, in the same period last year. Reflecting the continuing migration of customers to its online sales channels, which have lower order-taking costs, the Company said its telephonic revenues for the quarter declined 2.3 percent to $62.3 million compared with $63.7 million in the fourth quarter of fiscal 2002.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, "We're very pleased with the strength of our fourth quarter results, particularly our online revenue growth of 23 percent, which represented approximately 58 percent of our combined online and telephonic revenues. Coupled with our strong gross profit margin of almost 41 percent and our continued focus on reducing our operating expense ratio, which declined by 150 basis points, we were able to increase EPS by more than 50 percent."

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

1-800-FLOWERS.COM Reports EPS of $0.12 Per Diluted Share for Fiscal 2003 Fourth Quarter, pg.2:


McCann said that, "despite the challenging retail environment, we continue to see an increasing number of customers turning to 1-800-FLOWERS.COM, as well as our collection of great gift brands, to help them connect with the people that are important in their lives. This was illustrated during our fiscal fourth quarter when we attracted more than 800,000 new customers, including more than 500,000 online. We also continued to deepen the relationship with existing customers through our expanded offering of great gift products and services. As a result, of the 1.8 million customers who placed orders during the quarter, existing customers accounted for 55 percent of our combined online and telephonic revenue, up from 52 percent in the fourth quarter last year.

"We believe these metrics reflect growing consumer awareness and appreciation of several key features of our business that help set us apart as a leading specialty gift retailer, including:

* convenient, multi-channel customer access;
* a broad range of floral and non-floral gifts for all occasions;
* our well-earned reputation for guaranteed high quality gift products;
* dedication to providing excellent customer service as evidenced by our increasing repeat order rates;
* and our unique delivery options with same-day capability for traditional floral gifts as well as for a growing range of non-floral gifts," said McCann.

Fiscal 2003 Full-year Results

     For the fiscal 2003 full year, total revenues increased 13.8 percent to $565.6 million compared with $497.2 million in fiscal 2002. This increase was driven primarily by a 21.6 percent rise in online revenues to $265.3 million compared with $218.2 million last year and includes the contribution of The Popcorn Factory, which the Company acquired in May 2002.

Gross profit margin for fiscal 2003 increased 160 basis points to 42.6 percent compared with 41 percent in fiscal 2002. The margin improvement was primarily the result of increased sales of higher margin non-floral gifts, as well as a continuing focus on customer service and enhancing operational efficiencies. Non-floral gifts accounted for 49.3 percent of total combined online and telephonic revenues, up from 45.8 percent last year. As a result of the increased revenues, higher gross profit margin and reduced operating expense ratio, net income for the year increased $13.7 million to $12.2 million or $0.18 per diluted share compared with a net loss of $1.5 million or $0.02 per share in fiscal 2002.

During the year, the Company cost-effectively acquired 3.1 million new customers, up from 3.0 million in fiscal 2002. Customer acquisition cost for the year was $17.68, up slightly compared with $16.52 in fiscal 2002. The increase is attributable primarily to the incremental impact of The Popcorn Factory business, which was acquired in May 2002. Approximately 5.4 million customers placed orders during the fiscal year, of which 42.4 percent were repeat customers, up from 39.2 percent in fiscal 2002.

"Overall, fiscal 2003, while challenging, was a very successful year for 1-800-FLOWERS.COM," said McCann. "It was a year in which we achieved solid revenue growth despite a difficult retail environment. We did this through a combination of cost-effective marketing efforts while concurrently working to deepen our relationship with our existing customers and thereby increase our repeat order rate. As a result, we were able to significantly enhance our bottom line performance in terms of both EPS and free cash flow."
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


1-800-FLOWERS.COM Reports EPS of $0.12 Per Diluted Share for Fiscal 2003 Fourth Quarter, pg .3:



McCann pointed out several key achievements realized during fiscal 2003, including the:
* completed integration and re-invigorated sales growth of The Popcorn Factory, which the Company acquired in May, 2002;
* expanded rollout of the Company's Local Fulfillment Center (LFC) strategy by independent Bloomnet florists, which significantly increased same-day and next-day gift fulfillment capabilities;
* expanded partnerships with leading premium gift brands including Lenox, Waterford and Godiva;
* achieved good growth in several key product initiatives including our plush toys and gourmet gift basket categories as well as our continuity gift programs (monthly gift clubs) and the successful launch of the Mama Moore's brand in our bakeshop gift line;
* enhanced size and focus of our corporate gifting sales team including the opening of more than 500 new corporate accounts.

Company Guidance:

"Looking ahead, we believe we have now reached an inflection point in our development from which we will be able to deliver solid top-line growth and increasingly strong bottom-line results. In addition, we have a very strong balance sheet with more than $80 million in cash and investments and minimal long-term debt. This positions us well to pursue our strategy of growing our business through a combination of organic growth and opportunistic acquisitions. We will continue to focus our efforts on cost-effectively attracting new customers while simultaneously deepening our relationship with our existing customers, as we become an increasingly important resource and guide for all of their celebratory occasions. In so doing, we believe we can drive profitable business growth and thereby build long-term shareholder value," said McCann.

Fiscal 2004 Full-Year Guidance:

The Company anticipates that total revenue growth for fiscal 2004 will be in a range of 7-to-10 percent compared with fiscal 2003, demonstrating the Company's ability to generate solid top-line growth despite continued uncertainty in the overall economy. Gross profit margin for the year is expected to increase to approximately 43 percent, reflecting continued growth of higher margin non-floral gifts as a percent of total revenues, combined with enhanced operating efficiencies and the Company's focus on providing excellent customer service.

During fiscal 2004 the Company also expects to achieve further reductions in its operating expense ratio by leveraging prior investments in its brand, technology platform, unique fulfillment system and growing customer database. As a result, combined with anticipated revenue growth and increased gross profit margin, the Company expects to grow EPS in excess of 75 percent year-over-year.

McCann noted that the Company also expects to continue strengthening its balance sheet. "In addition to growing EPS, we have very low working capital needs and we will continue to leverage prior capital expenditures. We expect capital expenditures for the next few years to be in the $10-$12 million range."

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


1-800-FLOWERS.COM Reports EPS of $0.12 Per Diluted Share for Fiscal 2003 Fourth Quarter, pg . 4:



Fiscal 2004 Quarterly Guidance:

The Company anticipates that both online sales and sales of non-floral gifts will exceed 50 percent of combined online and telephonic revenues during fiscal 2004 as more customers turn to 1-800-FLOWERS.COM for convenience, quality and selection of gift products and services. As non-floral gifts continue to increase as a percent of total sales, the Company anticipates its largest quarter in terms of revenues and gross margin will again be the calendar year-end period (its fiscal second quarter), which includes the holiday shopping season. Based on this trend, the Company anticipates fiscal 2004 quarterly revenues will be in the following ranges:

* Q1 = 13-to-16 percent of total revenues
* Q2 = 34-to-37 percent of total revenues
* Q3 = 20-to-23 percent of total revenues
* Q4 = 26-to-29 percent of total revenues

The Company's current fiscal first quarter is traditionally its lowest in terms of revenues due to the lack of any major gift-giving holidays during the summer months. As a result, the Company typically records an EPS loss for the period. However, the Company said it expects to reduce its EPS loss in the fiscal 2004 first quarter ending September 28, 2003, compared with the prior year period through a combination of revenue growth and continued leveraging of its operating infrastructure.

About 1-800-FLOWERS.COM(r)
For more than 25 years, 1-800-FLOWERS.COM has helped millions of customers connect to the people they care about with a broad range of thoughtful gifts, award-winning customer service and its unique technology and fulfillment infrastructure. The Company's product line - including flowers, plants, gourmet foods, candies, gift baskets and other unique gifts - is available to customers around the world via: the Internet (www.1800flowers.com); by calling 1-800-FLOWERS(r) (1-800-356-9377) 24 hours a day; or by visiting one of the Company-operated or franchised stores. The Company's collection of thoughtful gifting brands includes home decor and garden merchandise from Plow & Hearth(r) (phone: 1-800-627-1712 and web: www.plowandhearth.com), premium popcorn and other food gifts from The Popcorn Factory(r) (phone: 1-800-541-2676 and web: www.thepopcornfactory.com), gourmet food products from GreatFood.com(r) (www.greatfood.com), and children's gifts from HearthSong(r) (www.hearthsong.com) and Magic Cabinsm (www.magiccabin.com). The Company's Class A common stock is listed on the NASDAQ National Market (ticker symbol "FLWS").

Special Note Regarding Forward-Looking Statements:

A number of statements contained in this press release and to be made in the Company's August 6th, 2003 scheduled fiscal 2003 fourth quarter and full-year results conference call, including those in the recorded and live audio portions of the call, other than statements of historical fact, are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the Company's ability to achieve solid, cost-effective growth; its ability to maintain and enhance its online shopping web sites to attract customers; its ability to successfully introduce new products and product categories; its ability to
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

1-800-FLOWERS.COM Reports EPS of $0.12 Per Diluted Share for Fiscal 2003 Fourth Quarter, pg. 5:

maintain and enhance profit margins for its various products; its ability to provide timely fulfillment of customer orders; its ability to cost-effectively acquire and retain customers; its ability to continue growing revenues; its ability to reduce its operating expense ratio; its ability to compete against existing and new competitors; its ability to manage expenses associated with necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; its ability to build long-term shareholder value; its ability to leverage its operating infrastructure; its ability to achieve its stated results guidance for fiscal 2004, and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company's products. For a more detailed description of these and other risk factors, please refer to the Company's SEC filings including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward looking statements made in this release, the scheduled conference call pertaining to fiscal 2003 fourth quarter and full-year results and Company guidance for fiscal year 2004, and any recordings thereof, or in any of its SEC filings except as may be otherwise stated by the Company.

Conference Call:

The Company will conduct a conference call to discuss the attached financial results on Wednesday, August 6th at 11:00 a.m. ET. The call will be "web cast" live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site. An indexed recording of the call will be posted on the Investor Relations section of the Company's web site within 2 hours of the call's completion. A replay of the call can be accessed via telephone for 24 hours beginning at 1:00 p.m. (ET) on 8/6/03 at: 1-888-203-1112 (domestic) or 1-719-457-0820 (international).
Enter reservation #435691.

[See Attached Tables]

1-800-FLOWERS.COM Reports EPS of $0.12 Per Diluted Share for Fiscal 2003 Fourth Quarter, pg . 6:



                    1-800-FLOWERS.COM, Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheets
                                 (In thousands)


                                                                                          June 29,        June 30,
                                                                                            2003            2002
                                                                                         --------------  -------------
Assets
Current Assets:
Cash and equivalents                                                                          $49,079        $40,601
Short-term investments                                                                         12,139         22,798
Receivables, net                                                                                7,767          9,345
Inventories                                                                                    20,370         15,647
Prepaid and other current assets                                                                2,208          2,220
                                                                                         --------------  -------------
    Total current assets                                                                       91,563         90,611

Property, plant and equipment at cost, net                                                     46,500         51,002
Investments                                                                                    19,471          9,591
Capitalized investment in leases                                                                  276            465
Goodwill                                                                                       37,692         37,772
Other intangibles, net                                                                          3,211          4,074
Other assets                                                                                   16,083         13,642
                                                                                         --------------  -------------
    Total assets                                                                             $214,796       $207,157
                                                                                         ==============  =============

Liabilities and stockholders' equity
Current liabilities:
     Accounts payable and accrued expenses                                                    $61,663        $64,156
     Current  maturities of long-term  debt and  obligations  under capital
      leases                                                                                    3,025          3,154
                                                                                        --------------  -------------
     Total current liabilities                                                                 64,688         67,310

Long-term debt and obligations under capital leases                                             9,124         12,244
Other liabilities                                                                               3,696          3,695
                                                                                        --------------  -------------
   Total liabilities                                                                           77,508         83,249
Total stockholders' equity                                                                    137,288        123,908
                                                                                        --------------  -------------
Total liabilities and stockholders' equity                                                   $214,796       $207,157
                                                                                        ==============  =============

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


1-800-FLOWERS.COM Reports EPS of $0.12 Per Diluted Share for Fiscal 2003 Fourth Quarter, pg .7:



                    1-800-FLOWERS.COM, Inc. and Subsidiaries
                         Selected Financial Information
                      Consolidated Statements of Operations
                    (In thousands, except for per share data)

                                                                   Quarter Ended                             Year Ended
                                                        -------------------------------------    ----------------------------------
                                                              June 29,            June 30,           June 29,           June 30,
                                                                2003                2002               2003               2002
                                                        -----------------  -----------------  -----------------  -----------------
                                                                      (unaudited)
Net revenues:
  Online                                                         $84,133          $68,468           $265,278         $218,179
  Telephonic                                                      62,254           63,699            271,071          248,931
  Retail/fulfillment                                               8,456            8,120             29,269           30,095
                                                            -------------    -------------       ------------     ------------
       Total net revenues                                        154,843          140,287            565,618          497,205
Cost of revenues                                                  91,588           83,076            324,565          293,269
                                                            -------------    -------------       ------------     ------------
Gross profit                                                      63,255           57,211            241,053          203,936

Operating expenses:
  Marketing and sales                                             40,372           37,529            170,013          150,638
  Technology and development                                       3,621            3,279             13,937           13,723
  General and administrative                                       7,381            7,353             29,593           28,179
  Depreciation and amortization                                    3,698            3,912             15,389           15,061
                                                            -------------    -------------       ------------     ------------
       Total operating expenses                                   55,072           52,073            228,932          207,601
                                                            -------------    -------------       ------------     ------------
Operating income (loss)                                            8,183            5,138             12,121          (3,665)

Other income (expense):
   Interest income                                                   277              514              1,157            2,688
   Interest expense                                                (193)            (325)              (982)          (1,245)
   Other, net                                                        (5)              133               (58)                5
                                                            -------------    -------------       ------------     ------------
Total other income (expense), net                                     79              322                117            1,448
                                                            -------------    -------------       ------------     ------------
Income (loss) before income taxes                                  8,262            5,460             12,238          (2,217)
Benefit from income taxes                                              -                -                  -              706
                                                            -------------    -------------       ------------     ------------

Net income (loss)                                                 $8,262           $5,460            $12,238         $(1,511)
                                                            =============    =============       ============     ============

Net income (loss) per common share:
          Basic                                                    $0.13            $0.08              $0.19          $(0.02)
                                                            =============    =============       ============     ============
          Diluted                                                  $0.12            $0.08              $0.18          $(0.02)
                                                            =============    =============       ============     ============

Shares used in the calculation of net income (loss) per
  common share:
          Basic                                                   65,682           65,290             65,566           64,703
                                                            =============    =============       ============     ============
          Diluted                                                 67,956           68,105             67,670           64,703
                                                            =============    =============       ============     ============

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1-800-FLOWERS.COM Reports EPS of $0.12 Per Diluted Share for Fiscal 2003 Fourth
Quarter, pg . 8:



                   1-800-FLOWERS.COM, Inc. and Subsidiaries
                        Selected Financial Information
                     Consolidated Statements of Cash Flows
                                (In thousands)


                                                                                              Year Ended
                                                                                   ---------------------------------
                                                                                   June 29, 2003     June 30, 2002
                                                                                   ---------------   ---------------

Operating activities:
Net income (loss)                                                                        $12,238          ($1,511)
Reconciliation of net income (loss) to net cash  provided by operations:
  Depreciation and amortization                                                           15,389            15,061
  Bad debt expense                                                                           426               107
   Other non-cash items                                                                       72               425
   Changes in operating items:
       Receivables                                                                         1,152            (1,031)
       Inventories                                                                        (4,723)               (7)
       Prepaid and other                                                                      12              (215)
       Accounts payable and accrued expenses                                              (2,493)            2,264
       Other assets                                                                       (2,555)           (3,544)
       Other liabilities                                                                       1                59
                                                                                   ---------------   ---------------
  Net cash provided by operating activities                                               19,519            11,608


Investing activities:
Acquisitions, net of cash acquired                                                             -            (7,037)
Purchases of investments                                                                 (56,412)          (22,798)
Sale of investments                                                                       57,191             6,693
Capital expenditures, net of non-cash expenditures                                       (10,269)          (11,994)
Other                                                                                        390               495
                                                                                   ---------------   ---------------
  Net cash used in investing activities                                                   (9,100)          (34,641)


Financing activities:
Proceeds from employee stock options/stock purchase plan
                                                                                           1,142             2,618
Repayment of notes payable and bank borrowings                                            (1,155)             (826)
Payment of capital lease obligations                                                      (1,928)           (2,054)
                                                                                   ---------------   ---------------
  Net cash used in financing activities                                                   (1,941)             (262)
                                                                                   ---------------   ---------------
Net change in cash and equivalents                                                         8,478           (23,295)
Cash and equivalents:
  Beginning of period                                                                     40,601            63,896
                                                                                   ---------------   ---------------
  End of period                                                                          $49,079          $40,601
                                                                                   ===============   ===============





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